EXHIBIT 12.

Universal Corporation and Subsidiaries

RATIO OF EARNINGS TO FIXED CHARGES

Years Ended June 30, 1999, 1998, 1997, 1996 and 1995
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                                                                     1999          1998          1997          1996         1995

Pretax income from continuing operations.............             $197,719      $231,138      $171,941      $123,721      $55,768
Distribution of earnings from unconsolidated affiliates...             840           602         1,509           690          738
Fixed charges........................................               57,744        64,881        65,827        69,543       69,819

Earnings.............................................             $256,303      $296,621      $239,277      $193,954     $126,325

Interest.............................................              $56,837       $63,974       $64,886       $68,754      $69,585
Amortized premiums and other...........................                907           907           941           789          234

Fixed Charges........................................              $57,744       $64,881       $65,827       $69,543      $69,819

Ratio of Earnings to Fixed Charges...................                 4.44          4.57          3.63          2.79         1.81

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